                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                             GULF WEST BANKS, INC.
               ------------------------------------------------
               (Name of Registrant as Specified in its Charter)

     ____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration No.:
     (3) Filing Party:
     (4) Date Filed:

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 18, 2002


     Notice is hereby given that the Annual Meeting of the Stockholders of GULF WEST BANKS, INC. (the "Company") will be held at the Tampa Yacht and Country Club, 5320 Interbay Boulevard, Tampa, FL 33611, on April 18, 2002, at 5:00p.m. Eastern Daylight Time, for the following purposes:

     1. To elect three directors to serve until the next Annual Meeting of Stockholders at which their respective terms terminate and until their successors are duly elected and qualified.

     2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on February 28, 2002, are entitled to notice of and to vote at said meeting or at any adjournments thereof.

                                         By Order of the Board of Directors,



                                         Gordon W. Campbell
                                         Chairman of the Board
                                         and President



March 12, 2002



================================================================================

  Whether or not you plan to attend the Annual Meeting of Stockholders, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed postage-paid envelope. If you do attend the meeting and decide that you wish to vote in person, you may withdraw your proxy.

================================================================================

                             GULF WEST BANKS, INC.
             425 22nd Avenue North, St. Petersburg, Florida  33704

                                PROXY STATEMENT

                                 SOLICITATION

  This proxy statement is furnished by and on behalf of the Board of Directors of GULF WEST BANKS, INC., a Florida corporation (AGulf West or the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders, to be held on April 18, 2002 at the Tampa Yacht and Country Club, 5320 Interbay Boulevard, Tampa, FL 33611, at 5:00 p.m. Eastern Daylight Time, and at any adjournment thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock outstanding as of the record date will constitute a quorum. Abstentions and broker non-votes will be considered as present for purposes of determining a quorum. This Proxy Statement and the accompanying proxy card, together with the Company's Annual Report for the fiscal year ended December 31, 2001, are first being sent or given to stockholders on or about March 12, 2002.


                               VOTING OF PROXIES

  All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies of holders of Common Stock do not contain voting instructions, the shares represented by such proxies will be voted FOR the Director nominees named in PROPOSAL 1. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as indicated in the notice, but it is intended that, as to any other such business, votes may be cast pursuant to the proxies in accordance with the judgment of the persons acting thereunder. Abstentions will be included in vote totals and considered negative votes; broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote.

  Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed proxy bearing a later date; or (c) appearance by the stockholder at the Annual Meeting and his request for the return of his proxy made to the inspector of elections prior to the taking of any vote.

  Only stockholders of record at the close of business on February 28, 2002 are entitled to notice of, and to vote at, the Annual Meeting. As of February 28, 2002 there were 7,923,142 shares of Common Stock outstanding, each of which is entitled to one vote. An additional 9,046 shares were held in escrow by the Company's transfer agent representing shares to be issued to former stockholders of Citizens National Bank and Trust Company upon surrender of their Citizen's shares to the transfer agent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of January 31, 2002, the beneficial ownership of Gulf West's outstanding Common Stock by (i) each person known by the Company to own beneficially more than 5% of the shares of the Company?s Common Stock (ii) each of the Named Officers named in the Summary Compensation Table and each director of the Company and the Company's wholly-owned subsidiary, Mercantile Bank (AMercantile or the ABank), and (iii) all Named Officers and directors as a group, based on information filed with the Securities and Exchange Commission and information provided directly to the Company by those persons. Unless otherwise indicated, all shares are held with sole voting and investment power.

                                                                   Shares Beneficially         Percent
Name of Beneficial Owner                                           Owned/(1)/                  of Class/(2)/
------------------------                                           ---------                   -------------
5% Beneficial Owners:                                              1,143,455/3/
Northern Trust Corporation
50 LaSalle Street                                                                              13.49
Chicago, IL  60675

Gordon W. Campbell                                                   932,461/4/
2000 Bayview Drive
Tierra Verde, Florida 33715                                                                    11.00

Robert A. Blakley                                                    124,291/5/                 1.45
Michael L. Carrere                                                     7,100/6/                  *
Austin L. Fillmon                                                     74,465/7/                  *
Thomas M. Harris                                                     125,568/8/                 1.48
Algis Koncius                                                        221,070/9/                 2.61
Barry K. Miller                                                      131,367/10/                1.55
Van L. McNeel                                                         27,165/11/                 *
Louis P. Ortiz, CPA                                                  111,235/12/                1.27
John Cooper Petagna                                                   55,214/13/                 *
Neil J. Rauenhorst                                                     4,727/14/                 *
P.N. Risser, III                                                     285,039/15/                3.36
Ross E. Roeder                                                        98,371/16/                1.16
John T. Sica                                                          65,146/17/                 *
Douglas Winton                                                        92,995/18/                1.09


All Directors and Named Officers as a group (15 persons)           2,356,214/19/               27.69



*    Represents less than one percent.
(1) The amount beneficially owned by each person has been determined under Rule 13d-3, and includes shares, which each person has the right to acquire within the next sixty (60) days.
(2) In calculating the percentage ownership for a given individual or group, the number of shares of Gulf West Common Stock outstanding includes unissued shares subject to options, rights, or conversion privileges exercisable within sixty (60) days held by such individual or group, but are not deemed outstanding by any other person or group.
(3) Based on a Schedule 13G filing with the Securities and Exchange Commission dated February 8, 2001. Includes 999,418 shares held as trustee for the benefit of John Wm. Galbraith. Mr. Galbraith also owns an additional 11,670 shares outside the trust and his spouse owns 132,368 shares.

(4) Consists of 155,648 shares which Mr. Campbell has the right to acquire under presently exercisable outstanding stock options, 213,326 shares held in a Revocable Trust, 58,451 shares held personally, and 472,286 shares held in a limited family partnership in which Mr. Campbell is general partner and 23,933 shares owned by his spouse.
(5) Includes 88,240 shares, which Mr. Blakley has the right to acquire under presently exercisable outstanding stock options and 4,436 shares held by his spouse.
(6) Includes 3,100 shares which Mr. Carrere has the right to acquire under presently exercisable outstanding stock options.
(7) Includes 12,457 shares which Mr. Fillmon has the right to acquire under presently exercisable outstanding stock options, 22,645 shares owned jointly by Mr. Fillmon and his spouse and 24,948 shares held by his wife.
(8) Includes 15,260 shares which Mr. Harris has the right to acquire under presently exercisable outstanding stock options, 15,341 shares owned jointly with his spouse, and 1,752 shares held only in his spouse's name.
(9) Includes 8,256 shares which Mr. Koncius has the right to acquire under presently exercisable outstanding stock options, 9,672 shares owned by his spouse and 254 shares owned by his children.
(10) Includes 54,607 shares which Mr. Miller has the right to acquire under presently exercisable outstanding stock options and 59,500 shares held jointly with his spouse and 2,300 held by his spouse.
(11) Includes 12,458 shares, which Mr. McNeel has the right to acquire under presently exercisable outstanding stock options.
(12) Consists of 18,762 shares, which Mr. Ortiz has the right to acquire under presently exercisable outstanding stock options, and 92,473 shares in the name of his partnership.
(13) Includes 8,256 shares which Mr. Petagna has the right to acquire under presently exercisable outstanding stock options and 46,958 shares Mr. Petagna owns jointly with his spouse.
(14) Includes 3,625 shares which Mr. Rauenhorst has the right to acquire under presently exercisable outstanding stock options
(15) Includes 18,762 shares which Mr. Risser has the right to acquire under presently exercisable outstanding stock options, 57,190 shares held through his company retirement plan and 209,087 shares held as trustee.
(16) Includes 18,762 shares which Mr. Roeder has the right to acquire under presently exercisable outstanding stock options, 57,190 held personally and 8,751 shares owned by his company pension plan.
(17) Includes 60,114 shares, which Mr. Sica has the right to acquire under presently exercisable outstanding stock options and 3,085 shares held by his spouse.
(18) Includes 86,907 shares, which Mr. Winton has the right to acquire under presently exercisable outstanding stock options.
(19) Includes 565,214 shares the named officers and directors have the right to acquire under agreements and presently exercisable stock options.

                                  MANAGEMENT

Directors and Executive Officers

   The bylaws of Gulf West and Mercantile both provide that directors will be divided into three classes with the number of directors in each class being as nearly equal as possible. The terms of all members of one class expire in the same year, and each class is elected for a three-year term. There are no arrangements or understandings between either Gulf West or Mercantile or any director or executive officer pursuant to which any such individual has been elected a director or executive officer of Gulf West or Mercantile. All executive officers of Gulf West and Mercantile hold office at the pleasure of their respective Boards of Directors. The following table sets forth the names of the directors and executive officers of Gulf West and Mercantile, their ages, and positions held by them with Gulf West and Mercantile.

                                                                                                Director of
                                              Position(s)             Position(s)               Gulf West/       Term
Name                                 Age      with Gulf West          with Mercantile           Bank Since       Expires
----                                 ---      --------------          ---------------           ---------        -------
Robert A. Blakley                    53       Executive Vice          President/CEO             2000/1999        2003/2003
                                              President/Director

Gordon W. Campbell                   69       Chairman/President      Chairman                  1994/1990        2003/2003

Michael L. Carrere                   53       NA                      Director                  NA/2001          NA/2002

Austin L. Fillmon                    73       Director                Director                  2000/1998        2004/2002

Thomas M. Harris                     68       Director                Director                  1994/1986        2004/2004

Algis Koncius                        57       Director                Director                  1994/1989        2002/2002

Barry K. Miller                      53       Executive Vice          Senior Executive Vice     NA/1999          NA/2002
                                              President/Secretary     President/ Secretary/
                                                                      Treasurer

Van L. McNeel                        76       NA                      Director                  NA/1998          NA/2004

Louis P. Ortiz, CPA                  57       Director                Director                  1994/1986        2002/2002

John C. Petagna, Jr.                 52       Director                Director                  1994/1994        2003/2003

Neil J. Rauenhorst                   47       NA                      Director                  NA/2000          NA/2003

P. N. Risser, III                    60       Director                NA                        1994/NA          2002/NA

Ross E. Roeder                       64       Director                Director                  1995/1995        2004/2004

Douglas Winton                       54       Executive Vice          Senior Executive Vice     NA/1999          NA/2004
                                              President               President/COO

Biographical information about the executive officers and directors of Mercantile and Gulf West is set forth below. All such information has been furnished to Gulf West by each such person.

  Robert A. Blakley serves as President and CEO of Mercantile and Executive Vice President of Gulf West. He became CEO of Mercantile in January 2001 and was elected to the position of President of Mercantile in 1999. Prior to that Mr. Blakley was Senior Executive Vice President in charge of all bank lending functions. He has been with Mercantile since 1991. Previous to joining Mercantile he was with Southeast Bank from 1989 to 1991 as Vice President in Commercial Lending. He has been in the banking business since 1978.

  Gordon W. Campbell has served as director of Gulf West, in the capacity of Chairman of the Board and President of Gulf West since its inception and has served as Chairman of the Board of Mercantile since 1990. He was also CEO of Mercantile from 1990 to January 2001. He currently serves as Vice Chairman of Templeton Funds Annuity Company, a Director of Fiduciary Trust Company of the South and as a Director of Opus South Corporation. He was Chairman of SouthTrust Bank of Tampa (formerly Gulf/Bay Bank) from 1985 to 1990, Vice Chairman of NCNB National Bank, Tampa from 1983-1984 and President and CEO of Exchange Bancorp of Tampa from 1974-1983.

  Michael L. Carrere joined the Board of Mercantile in August 2001. Mr. Carrere is an Executive Vice President with Lykes Bros., Inc., an agribusiness headquartered in Tampa, Florida. He is also a Director of Lykes Bros., Inc. and has been with that company since 1973.

  Austin L. Fillmon has served as a director of Gulf West since April 2000 and as a director of Mercantile since February 1998. He served as a Director of Citizens National Bank and Trust Company, Port Richey, Florida from its inception in 1988 until January 1998 when Citizens was merged into Mercantile. Mr. Fillmon retired from the general contracting and real estate development business in 1996 after 18 years of operating his own company.

  Thomas M. Harris has served as director of Gulf West since its inception and has served as a director of Mercantile since 1986. He was a partner with the law firm of Harris, Barrett, Mann & Dew in St. Petersburg, Florida, from 1979 until 2001. He is currently of-counsel to that law firm.

  Algis Koncius has served as director of Gulf West since its inception and has served as a director of Mercantile since 1989. He has been the owner and President of Koncius Enterprises, a real estate investment company in Cincinnati, Ohio, since 1968.

  Barry K. Miller serves as Senior Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of Mercantile and has held an officer position with Mercantile since 1986. He is also Executive Vice President and Corporate Secretary of Gulf West. He has over 30 years of banking experience.

  Van L. McNeel has served as a director of Mercantile since February 1998. Mr. McNeel was Chairman and CEO of Polymer International Corp. from 1982 to 1989 and Chairman and CEO of McNeel International Corp. from 1989 to 1997. He serves as Chairman of McNeel Capital Company, Tampa, Overseas Group, Panama and Suncoast Financial Corp., Tampa. He is a director of S.C. Technologies, Denver, Colorado and Triage Energy Corp., Midland, Texas.

     Louis P. Ortiz, CPA has served as director of Gulf West since its inception and has served as a director of Mercantile since 1986. He is the President, Managing Partner and a Director of the public accounting firm of Garcia & Ortiz, P.A. located in St. Petersburg, Florida. He has been with that firm since 1972.

     John C. Petagna, Jr. has served as director of Gulf West since its inception and began serving as a director of Mercantile in 1994. He has been the President of American Municipal Securities, Inc., an investment brokerage firm with headquarters in St. Petersburg, Florida, since 1980.

     P. N. Risser, III has served as director of Gulf West since its inception and has been a director of Mercantile since 1986. Since 1975 he also has been the Chairman and Chief Executive Officer of Risser Oil Corporation, which is involved in the petroleum industry with headquarters in Clearwater, Florida.

     Ross E. Roeder joined the Board of Gulf West and Mercantile in 1995. Mr. Roeder is Chairman and CEO of Smart & Final Stores Corporation, Vernon, California. He is also a director of Henry Lee, Miami, Florida; Chicos FAS, Inc., Ft. Myers, Florida; and Port Stockton Foods, Stockton, California. Mr. Roeder is also Chairman and CEO of M.D.R., Inc., an international consulting group. He was Chairman of Morgan Kaufman Publishers, San Francisco, California from 1984 through 1998.

     Neil J. Rauenhorst joined the Board of Mercantile in November 2000. Mr. Rauenhorst has been President and CEO of Opus South Corporation, Tampa, Florida, a real estate developer, since 1988 and has been with that company since 1981.

     Douglas Winton serves as Executive Vice President of Gulf West and as Senior Executive Vice President/COO of Mercantile with responsibility for retail banking, marketing, and bank operations. He joined Mercantile in 1995. Prior to joining Mercantile, he was President, Chief Executive Officer and a director of The Terrace Bank in Temple Terrace, Florida. He has over 35 years of banking experience.

                                  Proposal 1

                             ELECTION OF DIRECTORS

     The bylaws of the Company provide that Directors will be divided into three classes, with the number of directors in each class being as nearly equal as possible. The terms of all members of one class expire in the same year, and each class is elected for a three-year term. The number of Directors whose terms are expiring this year is three. Accordingly, the Board of Directors proposes the election of three Directors, each to hold office until the Annual Meeting of Stockholders to be held in the year 2005, or until a successor has been elected and qualified. Unless otherwise instructed by the stockholder, the persons named in the accompanying proxy intend to vote for the election of the persons listed below, all of whom are currently Directors of the Company. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the proxies will be voted for the election of a substitute nominee to be selected by the persons named in the proxy.

Certain Information Regarding Director Nominees

Name                                    Age                                Occupation/Background
----                                    ---                                ---------------------
Algis Koncius                           57                     Director of Gulf West since its inception and has served as a director of Mercantile since 1989.  He has been the owner and
                                                               President of Koncius Enterprises, a real estate investment company in Cincinnati, Ohio, since 1968.


Louis P. Ortiz, CPA                     57                     Director of Gulf West since its inception and has served as a director of Mercantile since 1986. He is the President, Managing
                                                               Partner and a Director of the public accounting firm of Garcia &
                                                               Ortiz, P.A. located in St. Petersburg, Florida. He has been with that firm since 1972.


P. N. Risser, III                       60                     Director of Gulf West since its inception and has been a director of Mercantile since 1986.  Since 1975 he also has been the Chairman and Chief Executive Officer of Risser Oil Corporation, which is involved in the petroleum industry with headquarters in Clearwater,
                                                               Florida.

     The election of Directors will require the affirmative vote of a plurality of shares voting in person or by proxy at the Annual Meeting. Abstentions will be included in vote totals and considered negative votes; broker non-votes will not be included in vote totals and will not be considered in determining the outcome of the vote. THE BOARD RECOMMENDS THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE LISTED NOMINEES AS DIRECTORS.

                  ADDITIONAL INFORMATION CONCERNING DIRECTORS

Directors' Fees

     The standard compensation for the Company's directors consists of an annual retainer fee and a fee per meeting attended, which are set by the Board each year. All Company's Directors were paid an annual retainer fee of $5,000 in 2001 for their services on the Company's Board. Committee Chairmen were also paid a $1,000 retainer fee in 2001. The Company's Outside Directors were also paid $1,000 per each Board meeting attended and $500 per each committee meeting attended ($750 for Audit Committee meetings) on other than Board meeting days. Outside directors of the Bank, most of whom are also Directors of the Company, were paid $1,000 per each Board meeting attended and $500 per each committee meeting attended on other than Board meeting days.

Committees of the Board of Directors and Meeting Attendance

     The Board met, in person or by teleconference, six times during the last fiscal year. Each incumbent Director attended at least 75% of the Board meetings and Committee meetings of which they were a member except for Director Risser who attended 67% of the meetings.

     The Company has an Executive Committee, which in 2001 was comprised of Messrs. Campbell, Harris, Ortiz, Risser and Roeder. Mr. Campbell serves as Chairman. The Executive Committee, when the Board is not in session, has the authority to act on behalf and exercise all powers of the Board except as limited by any resolution of the Board or by the Company's Bylaws. The Executive Committee may not declare dividends; amend the charter or bylaws; recommend to stockholders a merger, consolidation or conversion; sell, lease or otherwise dispose of all or substantially all of the property and assets of the Company; dissolve the Company; or approve a transaction in which any member of the Executive Committee has any material beneficial interest. The Company's Executive Committee did not meet during 2001.

     The Company has a Compensation and Stock Option Committee. The function of this committee is to review and establish compensation and benefit plans for executive officers of the Company and its subsidiaries and to review and approve the award of stock options to officers and directors of the Company and its subsidiaries. For 2000 the Committee members were Messrs. Roeder, who served as Chairman, Harris, Koncius and Ortiz. This Committee met once in 2001.

     The Company's Audit Committee in 2001 was comprised of Messrs. Ortiz (who served as Chairman), Fillmon and Harris. This committee's principal function is to oversee and direct the Bank's internal audit program and determine that adequate internal audit controls and procedures are being maintained. The Audit Committee met four times during 2001.

     The Company does not have a Nominating Committee.

     The Bank's Board of Directors met five times during 2001. The Bank presently has four committees -- an Executive Committee, an Audit Committee, an Investment Committee, and a Director Loan Committee, which meet as necessary. Pursuant to the Bank's Bylaws, the Board of Directors, by resolution adopted by a majority of the full Board, shall designate members of the various committees of the Board.

     The Bank's Executive Committee in 2001 was comprised of Messrs. Campbell (who served as Chairman), Blakley,Harris, Koncius, and Ortiz. The principal function of the Executive Committee is to act on behalf and exercise all powers of the Board of Directors of the Bank, which may lawfully be delegated, to it in the management of the business and affairs of the Bank, when the Board of Directors is not in session. The Committee met once during 2001.

     The Bank's Audit Committee in 2001 was comprised of Messrs. Ortiz (who served as Chairman), Harris and Fillmon. This committee's principal function is to oversee and direct the Bank's internal audit program and determine that adequate internal audit controls and procedures are being maintained. The Audit Committee met four times during 2001.

     The Bank's Investment Committee in 2001 was comprised of Messrs. Koncius (who served as Chairman), Petagna, Blakley, and Miller. The Investment Committee's principal function is to ensure adherence to investment policies, to recommend amendments thereto and to advise management on investment strategies. This Committee met three times during 2001.

     The Bank's Director Loan Committee in 2001 was comprised of Messrs. Campbell (who served as Chairman), Blakley, Carrere, Fillmon, Harris, McNeel, Ortiz, and Rauenhorst. The remaining directors serve as alternate members. The principal function of the Director Loan Committee is to ensure compliance with loan policies, to recommend any amendments thereto, to approve or recommend action on designated credits above any bank officer's lending authority, to exercise authority regarding loans and to exercise, when the Board of Directors is not in session, all other powers of the Board regarding loans that may be lawfully delegated to it. This committee meets jointly with the Board of Directors at its regularly scheduled monthly meetings and on-call as needed. Including such joint meetings, the Committee met a total of sixteen times in 2001.

                            EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 2001, December 31, 2000, and December 31, 1999, the cash compensation paid by the Company, as well as other compensation paid or accrued for these years, as to the (i) Company's Chief Executive Officer and (ii) to each of the other executive officers whose total salary and bonus for the year exceeded $100,000 ("Named Officers").

Summary Compensation Table

                                                         Annual Compensation
                                                         -------------------

                                                                                  All
                                                              Other              Other
Name & Principal                        Salary    Bonus       Annual        Compensation/(2)/
Position with                    Year    ($)       ($)    Compensation/1/          ($)
Company/Mercantile               ----  --------  -------  ---------------   -----------------
------------------
Gordon W. Campbell               2001  260,000   26,000                (1)              7,802
Chairman & CEO/                  2000  260,000   25,000                (1)              7,799
Chairman                         1999  250,000       --                (1)              7,673

Robert A. Blakley                2001  190,000   16,500                (1)              5,906
Executive VP/                    2000  165,000   12,833                (1)              4,800
President and CEO                1999  128,333       --                (1)              4,030

Barry K. Miller                  2001  156,000   14,600                (1)              4,693
Executive VP/                    2000  146,000   14,000                (1)              4,560
Sr. Executive VP                 1999  140,000       --                (1)              4,380

Douglas Winton                   2001  160,000   14,716                (1)              5,013
Executive VP/                    2000  147,167   12,833                (1)              4,595
Sr. Executive VP & COO           1999  128,333       --                (1)              4,030

John T. Sica
Vice President/                  2001  106,333    5,191                (1)              3,370
Executive VP                     2000  103,833   10,000                (1)              3,292
                                 1999  100,000       --                (1)              3,180

Note: All compensation amounts were paid by Bank

1 Certain amounts may have been expended by the Bank that may have had value as a personal benefit to the executive officer, however the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.
2  Represents Bank's match of officer's contribution to 401(k) plan.

Stock Option Plan

     The Company has a stock option plan for the directors and employees of the Company and the Bank. Under the plan, the Company's Board may award options totaling up to 12% of the Company's total outstanding shares. The option price is established by the Company's Board but shall not be less than the greater of the fair market value of the stock as of the date the option is granted or the par value of such shares. If the shares are not publicly traded, the book value may be substituted for the fair market value. The period over which options may be exercised and vesting periods are determined by the Board for each option granted. Upon sale or change in control of the Company, all options become immediately vested and exercisable. The following table sets forth information with respect to the Named Officers concerning the exercise of options during 2001 and unexercised options held by the Named Officers at fiscal year end pursuant to such Stock Option Plan and including any other Stock Options granted.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

                                                                          Number of Securities       Value of Unexercised
                                Shares                                    Underlying Unexercised     In-the-Money Options
                                Acquired on                 Value         Options held at 12/31/01   At 12/31/01
Name                            Exercise  (#)               Realized(1)   Exercisable/Unexercisable  Exercisable/Unexercisable(1)
----                            ------------                -----------   -------------------------  ----------------------------
Gordon W. Campbell                         0                 $        0             155,648/0               $     716,393/0
Robert A. Blakley                     18,384                    121,757              88,240/0                     393,465/0
Barry K. Miller                       36,770                    243,528              54,607/0                     235,130/0
Douglas Winton                             0                          0          86,907/3,183                 467,009/8,384
John T. Sica                               0                          0              60,114/0                     329,081/0

(1) Market value of underlying common stock at exercise date, minus the exercise price.

Option Grants in Last Fiscal Year and Long-Term Incentive Plans

                                                                                 Potential Realizable Value at
                     Number of   Percent                                            Assumed Annual Rates of
                     Securities  of Total                                        Stock Price Appreciation for
                     Underlying  Options                                                Option Term(2)
                     Options     Granted to      Exercise or                            --------------
                     Granted(#)  Employees in    Base Price   Expiration
Name                  (1)        Fiscal Year     ($/Share)    Date              5% ($)            10% ($)
----                 -------     -----------     ---------    ------            ------            -------
Gordon W. Campbell     1,000          1.55%        $9.020      11/16/11         $       5,690     $ 14,347
Robert A. Blakley     11,000         27.03%        $9.020      11/16/11         $      56,900     $143,470
Barry K. Miller        1,000          1.55%        $9.020      11/16/11         $       5,690     $ 14,347
Douglas Winton         1,000          1.55%        $9.020      11/16/11         $       5,690     $ 14,347


(1) These options were vested immediately.
(2) The potential realizable value of grant of options, assuming that the market price of common stock appreciates in value from the date of grant to the end of the option term at either a 5% or a 10% annualized rate. The ultimate values of the options will depend on the future market price of the common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

There are no other long-term incentive programs for the Named Officers.

Salary Continuation Agreements

  The Bank has entered into agreements with the Named Officers whereby the Bank has agreed to make certain payments to the executives or to their designated beneficiaries in the event of their deaths. The payments will be made to the officers or beneficiaries over a period of fifteen years. The table below provides information relative to each of the executives covered under this plan.


                        Annual Benefit   Commencement  Effective  Vesting
  Officer               at Commencement  Date          Date       Period
  -------               ---------------  ---------     ---------  --------

  Gordon W. Campbell...     $50,000         9/1/02       8/17/92  10 years
  Barry K. Miller......     $50,000         2/1/14       1/01/94  20 years
  Robert A. Blakley....     $50,000         2/1/14       1/01/94  20 years
  John T. Sica.........     $35,000         6/1/05       5/01/95  10 years
  Douglas Winton.......     $50,000         2/1/13       1/01/97  16 years

  The Bank has not committed to fund these agreements and the covered executives or their beneficiaries shall be general creditors of the Bank in the same manner as any other creditor having an unsecured claim against the Bank.

  The cost of providing these benefits is being accrued by the Bank over the working lives of the executives. The benefits are self-funded because the plan is self-funded. The Bank will have use of these assets for investment in the Bank's loan and securities portfolio throughout the term. These accruals are charged to employee benefit expense on the Bank's income statement. The table below shows the amount, which was or will be charged to expense by period indicated.



                              Time           Expense Amount
                              ----           --------------

                              1999                  135,000

                              2000                  146,000

                              2001                  151,000

                              2002                  170,000

                         2003-2007                  494,000*

                         2008-2012                  477,000*

             * Amounts shown are total expense for the five year periods

Stock Purchase Plan

     The Company maintains an Employee Stock Purchase Plan for the officers and employees of the Company and its subsidiaries. Under that plan, officers and employees who do not own 5% or more of the Company's outstanding shares are able to purchase up to 1,000 shares of the Company's Common Stock each calendar year subject also to a maximum dollar amount purchased in any one year of $25,000. Stock purchases are paid for in cash or through payroll deduction during the year of purchase. Elections to purchase stock must be made prior to January 1 of each year. The purchase price is the lesser of 85% of the closing price of the stock as reported by NASDAQ on either the first day of the year or the last day of the year. For 2001 the purchase price was $6.17 per share and 16,360 shares were purchased by officers and employees.These shares were issued in early 2002.

Key Man Life Insurance

     The Bank is the beneficiary of life insurance contracts purchased on the lives of its Named Officers. These policies are whole life policies with the premiums paid either lump sum at inception or over a five-year period. The cash values of these policies are carried as an asset on the Company's financial statements. Information relative to these policies is shown below.

                                                                                                 Cash Value at
                                         Insured                       Face Amount              December 31,2001
                                         -------                       -----------              ----------------
                                  Robert A. Blakley                    $1,056,235/(1)//(2)/         $293,171

                                  Gordon W. Campbell                   $  900,000/(3)/              $748,939

                                  Barry K. Miller                      $1,026,895/(1)/              $210,754

                                  John T. Sica                         $  728,000/(2)//(3)/         $439,784

                                  Douglas Winton                       $  985,000/(4)//(5)/         $467,920

     (1)   Insurer is Phoenix Home Life Mutual Insurance Company.

     (2)   Insurer is West Coast Life Insurance Company.

     (3)   Insurer is Jefferson Pilot Financial Insurance Company.

     (4)   Insurer is Clarica Life Insurance Company - U.S.

On November 5, 1992 the Bank entered into an employment contract with Gordon W. Campbell for a term of ten years ending August 25, 2002. On May 30, 2000 and on November 16, 2001 this employment contract was amended and restated by the Company. The term of the contract expires on May 30, 2012. The contract requires Mr. Campbell to perform the duties associated with the position of CEO/Chairman or such other office(s) to which he may be elected and appointed by the Board of Directors at an annual salary of $260,000 plus incentive bonuses subject to adjustment as determined by the Board of Directors. Upon separation from the Bank for any reason other than cause, Mr. Campbell shall be retained as a consultant for a minimum salary of $100,000 per year for the remaining term of the contract. In addition, Mr. Campbell would be entitled to continue his coverage under the Company's medical, dental and group life insurance plans.


  The Company has entered into severance agreements with Robert A. Blakley, Barry K. Miller, John T. Sica and Douglas Winton. In the event any of these Named Officers are involuntarily terminated without "cause" or they voluntarily terminate employment for "good reason" within six months before or twenty-four months after a change in control, as defined in the agreements, Messrs. Blakley, Miller and Winton would be entitled to continue to receive their salaries for a period of two years and Mr. Sica would be entitled to receive his salary for one year. In addition, these officers would be entitled to continue their coverage under the Company's medical, dental and group life insurance plans.

Indebtedness of Management

     From time to time the Bank will extend loans to its directors, executive officers and their related entities, as well as to directors of the Company. All such loans made in 2001, as well as in 2000 and 1999: (A) were made in the ordinary course of business, (B) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (C) did not involve more than the normal risk of collectability or present other unfavorable features.

     Total loans outstanding to Company and Mercantile's directors, executive officers, and their related entities at December 31, 2001 and December 31, 2000 and 1999 were $6,271,000, $8,778,000 and $3,452,000 respectively.



Registration Rights Agreement

     In November 1994, the Company entered into a Registration Rights Agreement with Gordon W. Campbell and John Wm. Galbraith. Under the Registration Rights Agreement, the Company agreed with Messrs. Campbell and Galbraith that if it filed a registration statement as to any of its securities with the SEC at any time while either of them owned Gulf West stock, the Company would at its expense register or qualify all or, at their option, any portion of the Gulf West stock owned by them concurrently with the registration of Gulf West securities.

     In addition, Messrs. Campbell and Galbraith had the right under the Registration Rights Agreement (subject to certain exceptions) at any time to direct the Company to prepare and file with the SEC, at Gulf West's expense, a registration statement sufficient to permit the public offering and sale of Gulf West stock owned by them through the facilities of all appropriate securities exchanges and the over-the-counter market. The Company was, however, only obligated to file one such registration statement at the direction of Messrs. Campbell and Galbraith.

     In February 1999, Messrs. Campbell and Galbraith directed the Company to register with the SEC the offer and sale of the unregistered shares beneficially owned by them. These shares totaled 771,481 shares for Mr. Campbell and 1,011,088 shares owned by Mr. Galbraith (both share totals adjusted for the 5% stock dividends paid November 15, 1999, October 20, 2000 and October 19, 2001). Accordingly, the Company prepared and filed an S-3 registration statement that was declared effective by the SEC on May 13, 1999. This registration also covered 599,949 shares (adjusted for 5% stock dividends) owned by certain Directors and Officers of the Company.


Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon a review of Forms 3, 4 or 5 and amendments thereto furnished to the Company pursuant to Rule 16(a)-3(e) during its most recent fiscal year, and any written representation received from the reporting persons as to any such Forms not being required, the Company believes that all of the directors, officers or beneficial owners of more than 10 percent of the Company's stock filed, on a timely basis, the reports required to be filed with the Securities and Exchange Commission except as follows. Robert G. Shoemaker filed a late Form 4 in March 2001 covering transactions that were conducted in February 2001. Michael L. Carrere filed a Form 5 in January 2002 covering a purchase transaction that was not reported in October 2001.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  General. The Compensation Committee of the Company reviews and approves executive compensation of the Company and its subsidiaries' executive officers. The Commitee that reviewed executive compensation for 2001 was comprised of Messrs. Roeder (who served as Chairman), Harris, Koncius and Ortiz.

  The current executive compensation program consists of base salary, annual performance incentives, and long-term incentive opportunity in the form of stock options. Base salaries are comparable with those of similar asset-sized, publicly traded banking companies. The Committee believes this policy allows the Company to attract and retain high quality personnel, while at the same time maximizing Company performance. Long-term incentive is based on stock performance through stock options. The Committee's position is that stock ownership by management is beneficial in aligning management's and stockholder's interests to enhance stockholder value.

  Currently, the executive officers of the Company are not compensated for their services and are only compensated for their services as officers of the Bank through the salaries established by the Executive Committee of the Bank. Due to recent changes in tax laws, certain non-performance-based compensation to executives of public companies in excess of $1,000,000 is no longer deductible for tax purposes. It is the responsibility of the Committee to determine whether the Company should take any actions with respect to this new compensation limit. During 2001, no executive officers of the Company received any compensation in excess of this limit nor is it anticipated that any executive officer will receive any such compensation during 2002. Therefore, the Committee has not taken any action to date to comply with this limit. The Committee will continue to monitor this situation and will take appropriate action if same is warranted in the future.

  Base Salary. In setting the 2001 base salary for Gordon W. Campbell, the Chief Executive Officer, the Committee reviewed the Bank's overall financial performance during 2000, considering in particular, return on equity, net income, earnings per share, asset quality and growth in assets compared to 1999 performance as well to the performance of comparable community banks. The Committee also took into consideration the Chief Executive Officer's individual performance and direct contribution to the Bank's performance during 2000 in addition to market levels of compensation for this position. The Bank made significant progress during 2000 in achieving its goals for all of the measures of performance reviewed by the Committee. The Committee determined that the Chief Executive Officer's salary for 2001 should remain at $260,000, the same level as 2000.

  Annual Bonus. The Company's executive officers are eligible for an annual cash bonus under the Company's Incentive Bonus Program. The Bonus Program in effect for 2001 provided for the payment of cash incentive awards to the eligible executives pursuant to a formula based on the increase in the Company's Basic Earnings Per Share for the year 2001 over Basic Earnings Per Share for 2000.


  Long-term Incentives. Directors, officers and employees of the Company and its subsidiaries are eligible to participate in the Company's Stock Option Plan. The Stock Option Plan is designed to assist the Company in securing and retaining quality employees by allowing them to participate in the ownership and financial success of the Company. The granting of stock options gives those employees receiving the grants significant additional incentives to work for the long-term success of the Company. The Committee determines the number of option grants made to specific individuals by evaluating their relative degree of influence over the results of the operations of the Company. There is no specific formula that the Committee uses in determining the individuals who will be awarded option grants or the timing, vesting and amounts of such grants.

  The Company granted 64,600 stock options to directors, officers and employees in 2001 at various exercise prices, with some options vested immediately and some vested over four years and all options expiring ten years from the grant.

                                        2001 COMPENSATION COMMITTEE

                                        Ross E. Roeder
                                        Algis Koncius
                                        J. Cooper Petagna





AUDIT COMMITTEE REPORT

  In 2000 the Company's Audit Committee adopted a formal Audit Committee Charter. This Charter sets forth the requirements for membership on the Audit Committee as well as the responsibilities of the Committee. All Committee members are required to be "independent" as defined by the Charter and by Nasdaq listing standards. The Committee members for 2001 were Louis P. Ortiz, CPA who served as Chairman, Austin L. Fillmon and Thomas M. Harris. All committee members met the independence standards of the Charter and Nasdaq.

  With respect to the Company's audited financial statements for the year ending December 31, 2001, the Committee has reviewed and discussed said financial statements with the Company's management. Based on this review and discussion the Committee recommended to the full Board of Directors that these audited financial statements be included in the Company's Annual Report on Form 10-K for the year 2001 for filing with the SEC. The Committee discussed with the Company's independent auditors, Hacker, Johnson & Smith PA, the matters required to be discussed by Statement on Auditing Standards No. 61 and received from the auditors disclosures regarding the auditor's independence as required by Independence Standards Board Standard No. 1.

                                        Louis P. Ortiz, CPA
                                        Austin L. Fillmon
                                        Thomas M. Harris




                               STOCK PERFORMANCE

  The following graph presents a comparison of the cumulative total shareholder return on the Company's common stock with the cumulative total return of the Russell 2000 Index and the Nasdaq Bank Index since December 31, 1997. (The Company's stock started trading on the Nasdaq National Market System on March 25, 1998.) The graph assumes that $100 was invested on December 31, 1997 in the Company's common stock, Russell 2000 Index and the Nasdaq Bank Index.

                                    [GRAPH]




  ----------------------------------------------------------------------------------------------
                             12/31/97       12/31/98     12/31/99      12/31/00       12/31/01
  ----------------------------------------------------------------------------------------------
  Gulf West Banks              100.00         181.53       182.68        169.53         226.45
  ----------------------------------------------------------------------------------------------
  Nasdaq Banks                 100.00          88.23        81.19         93.10         102.48
  ----------------------------------------------------------------------------------------------
  Russell 2000                 100.00          96.55       115.50        110.64         111.78
  ----------------------------------------------------------------------------------------------



                                 OTHER MATTERS

  The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgement.



                        INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of Hacker, Johnson & Smith, P.A. served as the Company's independent public accountants for the fiscal year ended December 31, 2001. The Board of Directors has re-appointed Hacker, Johnson & Smith, P.A. to act as the public accountants for the fiscal year ending December 31, 2002. A representative of Hacker, Johnson & Smith, P.A. is expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement, if his firm so elects, and to respond to appropriate questions from stockholders.


                                  AUDIT FEES

       General. The aggregate fees billed by Hacker, Johnson & Smith, P.A. in connection with the audit of the consolidated financial statements of the Company for 2001 and the reviews of the Company's quarterly financial statements during this period was $59,000.

       Financial Information Systems Design and Implementation Fees. Hacker, Johnson & Smith P.A. did not render any services related to financial information systems design and implementation during 2001.

       All Other Fees. Hacker, Johnson & Smith P.A. rendered other services consisting of tax consultation, tax return preparation and audit of the Company sponsored 401k plan. Aggregate fees for these services in 2001 were $9,500.

The Audit Committee has reviewed and discussed the fees paid to Hacker, Johnson & Smith P.A. during 2001 for audit and non-audit services, and has determined that the provision of the non-audit services are compatible with that firm's independence.



                STOCKHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING


  Proposals for stockholder action, which eligible stockholders wish to have included in the Company's proxy materials to be mailed to stockholders in connection with the Company's 2003 Annual Meeting, must be received by the Company at its corporate headquarters on or before December 31, 2002.



                            LISTING OF STOCKHOLDERS

  A complete list of the stockholders entitled to vote at the Annual Meeting of the Stockholders, to be held on April 18, 2002, will be available for inspection during normal business hours at the Company's headquarters for a period of at least ten days prior to the Annual Meeting, upon written request to the Company by a stockholder, and at all times during the Annual Meeting at the place of the meeting.



                          PROXY SOLICITATION EXPENSES

  The cost of this proxy solicitation, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to the beneficial owners, will be borne exclusively by the Company. In addition to solicitation by mail, proxies may be solicited by telephone, telecopy or personally. Proxies may be solicited by Directors, executive officers and other employees of the Company without additional compensation.


                                 ANNUAL REPORT

  The Company's Annual Report for the year ended December 31, 2001 is being mailed with this Proxy Statement but is not to be considered a part hereof.


                      REQUESTS FOR ADDITIONAL INFORMATION

  A copy of the Company's annual report on Form 10-K for the year ended December 31, 2001, including the financial statements and schedules thereto but excluding the exhibits, may be obtained without charge by any stockholder whose proxy is solicited hereby upon written request to:

                                 Barry K. Miller
                                 Secretary
                                 Gulf West Banks, Inc.
                                 425 22nd Avenue North
                                 St. Petersburg, Florida 33704


                                       --- --- --- ---



                                 By order of the Board of Directors,



                                 Gordon W. Campbell
                                 Chairman of the Board, and President
                                 St. Petersburg, Florida

PROXY
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                                   DIRECTORS

                             GULF WEST BANKS, INC.
                             425 22nd Avenue North
                         St. Petersburg, Florida 33704

        The undersigned hereby appoints Gordon W. Campbell and Thomas M. Harris or any of them acting in the absence of the other, with power of substitution, my true and lawful attorney or attorneys, for me and in my name and stead to vote as proxy or proxies upon all shares of stock of Gulf West Banks, Inc. entitled to vote, owned by me or standing in my name on the books of the Company, at the close of business on February 28, 2002, at the Annual Meeting of Shareholders of Gulf West Banks, Inc. to be held at the Tampa Yacht and Country Club, 5320 Interbay Boulevard, Tampa, FL 33611 on the 18th day of April, 2002 at 5:00 p.m. in the afternoon of that day, or any adjournment thereof.

       (Continued and to be marked, dated and signed, on the other side)

The Board of Directors recommends a vote FOR
                     WITHHELD
Items 1 and 2.   FOR    FOR
                        ALL
ITEM 1-TO
   ELECT AS
   DIRECTORS
   FOR THE
   TERMS
   INDICATED
   Nominees:
   Algis
Koncius
    (3 years)
   Louis P.
Ortiz
    (3 years)
   P. N.
Risser III
    (3 years)

WITHHELD FOR: (Write that nominee's name in the space provided below).
--------------------------------------------------------------------------------
ITEM 2-IN
   THEIR
   DISCRETION,
   THE
   PROXIES
   ARE
   AUTHORIZED TO
   VOTE UPON SUCH
   OTHER BUSINESS
   AS MAY PROPERLY
   COME BEFORE
   THE MEETING
                 FOR  AGAINST                     ABSTAIN
Signature(s) ____________________________________________     Date ____________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.